Exhibit 23



KPMG Peat Marwick LLP






                CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Kahler Realty Corporation and Subsidiaries:


We consent to incorporation by reference in the Registration Statement of Kahler Realty Corporation of our reports dated February 16, 1996, relating to the consolidated balance sheets of Kahler Realty Corporation and Subsidiaries as of December 31, 1995 and January 1, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows and related financial statements schedules for each of the years in the three-year period ended December 31, 1995, which reports appear in the annual report on Form 10-K/A of Kahler Realty Corporation and Subsidiaries for the year ended December 31, 1995.


                                                 KPMG PEAT MARWICK LLP
                                               KPMG Peat Marwick LLP



July 24, 1996